Exhibit 99.2

Contact:	Jacqualyn Fouse	Tim Smith
	Senior Vice President,	Director,
	Chief Financial Officer	Investor Relations
	Celgene Corporation	Celgene Corporation
	(908) 673-9956	(908) 673-9951
CELGENE COMPLETES ACQUISITION OF ABRAXIS
SUMMIT, NJ — (October 15, 2010) — Celgene Corporation (NASDAQ: CELG) today announced it has completed its acquisition of Abraxis BioScience, Inc. For each share of Abraxis common stock, Abraxis shareholders will receive (i) $58.00 in cash (ii) 0.2617 shares of Celgene common stock, and (iii) one tradeable Contingent Value Right (CVR), which entitles its holder to receive a pro rata share of potential payments for future regulatory milestones and commercial royalties.
The CVR’s are listed on NASDAQ under the symbol “CELGZ” and are anticipated to begin trading at the market open on Monday, October 18, 2010. Abraxis shares will be delisted from NASDAQ and trading will cease by the close of business on Friday, October 15, 2010.
The transaction adds ABRAXANE for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) to the company’s existing portfolio of leading cancer products and offers another significant scientific platform that may drive future development.
“By bringing together the tremendous potential of Abraxis with the experience and success of Celgene, we are building a global leader in oncology,” said Bob Hugin, Chief Executive Officer of Celgene Corporation. “We have now bolstered our solid tumor pipeline with a therapy that we believe has great potential in areas of significant unmet medical need. We believe that our combined capabilities can maximize the clinical, regulatory and commercial potential of ABRAXANE and nab technology worldwide.”
Celgene expects the acquisition to be modestly dilutive to non-GAAP earnings in 2011 and accretive to non-GAAP earnings in 2012 and beyond.
About ABRAXANE®
ABRAXANE is a solvent-free chemotherapy treatment option for metastatic breast cancer which was developed using Abraxis BioScience’s proprietary nab® technology platform. This protein-bound chemotherapy agent combines paclitaxel with albumin, a naturally-occurring human protein. By wrapping the albumin around the active drug, ABRAXANE can be administered to patients at higher doses, delivering higher concentrations of paclitaxel to the tumor site than solvent-based paclitaxel. ABRAXANE is currently in various stages of investigation for the treatment of the following cancers: expanded applications for metastatic breast, non-small cell lung, malignant melanoma, pancreatic and gastric.

The U.S. Food and Drug Administration approved ABRAXANE for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE please visit http://www.abraxane.com.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under Celgene’s control. The Company’s actual results, performance, or achievements could be materially different from those projected by these forward-looking statements. The factors that could cause actual results, performance, or achievements to differ from the forward-looking statements include the possibility that the expected benefits from the merger will not be realized, or will not be realized within the anticipated time period; the risk that Celgene’s and Abraxis’ businesses will not be integrated successfully; the possibility of disruption from the merger making it more difficult to maintain business and operational relationships; any actions taken by either of the companies, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); and other risks that are discussed in Celgene’s filings with the SEC, such as Celgene’s Form 10-K, 10-Q and 8-K reports and in Abraxis BioScience’s filings with the SEC, such as its Form 10-K, 10-Q and 8-K reports. Given these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements.
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